Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders
Oppenheimer Global Multi-Alternatives Fund:

We consent to the use of our report dated November 19, 2014, with respect to the financial statements and financial highlights of Oppenheimer Global Multi-Alternatives Fund, formerly Oppenheimer Diversified Alternatives Fund, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

s/ KPMG LLP

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KPMG LLP

Denver, Colorado
January 26, 2015